Exhibit 99.55
ENER1 GROUP, INC.

Ener1, Inc.
1540 Broadway, Suite 25C
New York, NY 10036
Chief Financial Officer

Re:           Class E and Class F Warrants dated October 1, 2010

Reference is made to the Securities Purchase Agreement, dated as of October 1, 2010 (the “Purchase Agreement”), by and between Ener1, Inc. (“Ener1”) and Ener1 Group, Inc. (“Group”).  This letter confirms that the Warrants (as defined below) issued by Ener1 to Group pursuant to the Purchase Agreement are not exercisable or transferable by Group unless and until Ener1 has duly obtained the approval of the holders of a majority of the outstanding shares of its common stock for the issuance of the Warrants and the issuance of the shares of common stock upon the exercise thereof.  As used herein, “Warrants” means (i) the Class E Warrant, dated as of October 1, 2010, entitling Group to purchase up to 174,062 shares of Ener1’s common stock, and (ii) the Class F Warrant, dated as of October 1, 2010, entitling Group to purchase up to 290,102 shares of Ener1’s common stock.  This letter agreement is governed by the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

ENER1 GROUP, INC.

By:
Name:
Title:

Acknowledged and Agreed:

ENER1, INC.

By:
Name:
Title: